UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*

                                ENDOcare, Inc.
                      __________________________________
                               (Name of Issuer)

                                 Common Stock
                        _____________________________
                        (Title of Class of Securities)

                                  29264p 10 4
                           ________________________
                                  CUSIP Number

                               February 14, 2000
                           ________________________
            (Date of Event Which Requires Filing of this Statement)

          ____________________________________________________________

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:
	[X] Rule 13d-1 (b)
	[ ] Rule 13d-1 (c)
	[ ] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  29264p 10 4                        			     Page 2  of 11

_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Technology Funding Partners III, LP
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)  [  ]
                                                (b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                           								    Delaware
_______________________________________________________________________________

                    				(5)  SOLE VOTING POWER 	        -0-
NUMBER OF SHARES
BENEFICIALLY OWNED      (6)  SHARED VOTING POWER 	     492,929
BY EACH REPORTING
PERSON WITH		           (7)  SOLE DISPOSITIVE POWER     -0-

               			      (8)  SHARED DISPOSITIVE POWER  492,929
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                  																	    492,929
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                      					   									4.50%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                                          					        PN

_______________________________________________________________________________

CUSIP No.  29264p 10 4                                         Page 3 of 11
_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Technology Funding Venture Partners IV, An Aggressive Growth Fund, LP
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)  [   ]
                                                (b)  [X ]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                                              Delaware
_______________________________________________________________________________

               			     (5)  SOLE VOTING POWER                      -0-
NUMBER OF SHARES
BENEFICIALLY OWNED     (6)  SHARED VOTING POWER 		               46,014
BY EACH REPORTING
PERSON WITH     		     (7)  SOLE DISPOSITIVE POWER                 -0-

               			     (8)  SHARED DISPOSITIVE POWER             46,014
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                                                   						        46,014
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                             [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                      					        0.42%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                                          						PN

_______________________________________________________________________________

CUSIP No.  29264p 10 4                        			     Page 4  of 11

_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Partners V, An Aggressive Growth Fund, LP
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                		(a)  [  ]
                                                		(b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                                         Delaware
_______________________________________________________________________________

                    				(5)  SOLE VOTING POWER 			         -0-
NUMBER OF SHARES
BENEFICIALLY OWNED      (6)  SHARED VOTING POWER 		      49,764
BY EACH REPORTING
PERSON WITH     		      (7)  SOLE DISPOSITIVE POWER		      -0-

               			      (8)  SHARED DISPOSITIVE POWER    49,764
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                           								      49,764
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                       					   										 0.45%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                  					        									    PN

_______________________________________________________________________________

CUSIP No.  29264p 10 4                        			     Page 5  of 11

_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Medical Partners I, LP
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [  ]
                                                            (b)  [ X]
_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                                          Delaware
_______________________________________________________________________________

                    				(5)  SOLE VOTING POWER 			         -0-
NUMBER OF SHARES
BENEFICIALLY OWNED      (6)  SHARED VOTING POWER 		      152,400
BY EACH REPORTING
PERSON WITH		           (7)  SOLE DISPOSITIVE POWER		      -0-

               			      (8)  SHARED DISPOSITIVE POWER    152,400
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                           								      152,400
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      					   										  1.39%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                  					        									     PN
_______________________________________________________________________________

CUSIP No.  29264p 10 4                        			     Page 6  of 11
_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Inc.
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a)  [  ]
                                                		(b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                                   California
_______________________________________________________________________________

               			     (5)  SOLE VOTING POWER 			         -0-
NUMBER OF SHARES
BENEFICIALLY OWNED     (6)  SHARED VOTING POWER 		       741,107
BY EACH REPORTING
PERSON WITH     		     (7)  SOLE DISPOSITIVE POWER		      -0-

               			     (8)  SHARED DISPOSITIVE POWER     741,107
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                         								        741,107
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      					     										    6.77%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                                          					      IA,CO

_______________________________________________________________________________


PAGE>
CUSIP No.  29264p 10 4                        			     Page 7  of 11
_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Ltd.
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  [  ]
                                                              (b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                                            California
_______________________________________________________________________________

                    				(5)  SOLE VOTING POWER 			         -0-
NUMBER OF SHARES
BENEFICIALLY OWNED      (6)  SHARED VOTING POWER 		      741,107
BY EACH REPORTING
PERSON WITH		           (7)  SOLE DISPOSITIVE POWER		      -0-

               			      (8)  SHARED DISPOSITIVE POWER    741,107
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                              			 						 741,107
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     					     										   6.77%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                        					      									   IA,PN

_______________________________________________________________________________

CUSIP No.  29264p 10 4                        			     Page 8  of 11

_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Charles R. Kokesh
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [  ]
                                                               (b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States of America
_______________________________________________________________________________

                 				(5) SOLE VOTING POWER 			           -0-
NUMBER OF SHARES
BENEFICIALLY OWNED  	(6) SHARED VOTING POWER 		        741,107
BY EACH REPORTING
PERSON WITH	  	      (7) SOLE DISPOSITIVE POWER		         -0-

            			      (8) SHARED DISPOSITIVE POWER      741,107
_______________________________________________________________________________
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                       								        741,107
_______________________________________________________________________________
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  					     										     6.77%
_______________________________________________________________________________
(12) TYPE OF REPORTING PERSON*
                                                       HC,IN

_______________________________________________________________________________


PAGE>
CUSIP No.  29264p 10 4                        			     Page 9  of 11

_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Gregory T. George
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                		(a)  [  ]
                                                		(b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States of America
_______________________________________________________________________________

                 				(5) SOLE VOTING POWER 			            -0-
NUMBER OF SHARES
BENEFICIALLY OWNED  	(6) SHARED VOTING POWER 		        741,107
BY EACH REPORTING
PERSON WITH		        (7) SOLE DISPOSITIVE POWER		         -0-

            			      (8) SHARED DISPOSITIVE POWER      741,107
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                       								        624,857
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                 [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    					     										    6.77%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                                          					     HC,IN

_______________________________________________________________________________

CUSIP No.  29264p 10 4                        			     Page 10  of 11

_______________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Peter F. Bernardoni
_______________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)  [   ]
                                                (b)  [ X]

_______________________________________________________________________________
(3) SEC USE ONLY

_______________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America
_______________________________________________________________________________

                 				(5)  SOLE VOTING POWER 			           -0-
NUMBER OF SHARES
BENEFICIALLY OWNED  	(6)  SHARED VOTING POWER 		        741,107
BY EACH REPORTING
PERSON WITH		        (7)  SOLE DISPOSITIVE POWER		        -0-

            			      (8)  SHARED DISPOSITIVE POWER      741,107
_______________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                    			    					        741,107
_______________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                  [    ]

_______________________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                          6.77%
_______________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*
                                                        HC,IN

_______________________________________________________________________________

CUSIP No.  29264p 10 4                        			     Page 11  of 11

Item 1.

(a) Name of Issuer: ENDOcare

(b) Address of Issuer's Principal Executive Offices:

    7 Studebaker, Irvine, California 92618


Item 2.

(a) Name of Person(s) Filing:

    Technology Funding Partners III, LP
    Technology Funding Venture Partners IV, An Aggressive Growth Fund, LP Technology Funding Venture Partners V, An Aggressive Growth Fund, LP Technology Funding Medical Partners I, LP
    Technology Funding Inc.
    Technology Funding Ltd.
    Charles R. Kokesh
    Gregory T. George


(b) Address of Principal Business Office:

    2000 Alameda de las Pulgas, Suite 250, San Mateo, California,94403


(c) Citizenship:

    United States


(d) Title of Class of Securities:

    Common Stock


(e) CUSIP Number:

    29264p 10 4


Item 3.
If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)[ ]Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)[ ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)[ ]Insurance company as defined in section 3(a)(19) of the Act
 (15 U.S.C. 78c).
(d)[ ]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)[ ]An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
(f)[ ]An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)[ ]A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
(h)[ ]A savings associations as defined in Section 3(b) of the Federal
Deposit Insurance Act (12 U.S.C. 1813);
(i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
(15 U.S.C. 80a-3);
(j)[X]Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.
Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)Amount beneficially owned: 741,107
(b)Percent of class:  6.77%
(c)Number of shares as to which the person has:
(i)Sole power to vote or to direct the vote                     -0-
(ii)Shared power to vote or to direct the vote              741,107
(iii)Sole power to dispose or to direct the disposition of      -0-
(iv)Shared power to dispose or to direct the disposition of 741,107

Item 5.
Ownership of Five Percent or Less of a Class

Not Applicable

Item 6.
Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable

Item 8.

Identification and Classification of Members of the Group

Technology Funding Ltd. and Technology Funding Inc. are the investment advisers to Technology Funding Partners III, L.P., Technology Funding Venture Partners IV, An Aggressive Growth Fund, LP, Technology Funding Venture Partners V, An Aggressive Growth Fund, LP, and Technology Funding Medical
Partners I, L.P. (the "Funds").   Mr. Kokesh and Mr. George are general
partners of Technology Funding Ltd.  Mr. Kokesh, Mr. George and
Mr. Bernardoni are officers of Technology Funding Inc. the shareholder of the Funds.

Item 9.
Notice of Dissolution of Group

Not Applicable

Item 10.   Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2000              Technology Funding Partners III, LP

                                        By:     Technology Funding Inc.,
                                                Managing General Partner

                                        By:      /s/  Charles R. Kokesh
                                                 Charles R. Kokesh
                                                 Chief Executive Officer


Dated:   February 14, 2000              Technology Funding Venture Partners IV,
                                        An Aggressive Growth Fund, LP

                                        By:     Technology Funding Inc.,
                                                Managing General Partner

                                        By:     /s/  Charles R. Kokesh
                                                Charles R. Kokesh
                                                Chief Executive Officer




Dated:   February 14, 2000              Technology Funding Venture Partners V,
                                        An Aggressive Growth Fund, LP

                                        By:     Technology Funding Inc.,
                                                Managing General Partner

                                        By:     /s/  Charles R. Kokesh
                                                Charles R. Kokesh
                                                Chief Executive Officer

Dated:   February 14, 2000             Technology Funding Medical Partners I, LP

                                       By:     Technology Funding Inc.,
                                               Managing General Partner

                                       By:     /s/  Charles R. Kokesh
                                               Charles R. Kokesh
                                               Chief Executive Officer

Dated:   February 14, 2000             Technology Funding Inc.
                                       A California Corporation

                                       By:      /s/  Charles R. Kokesh
                                                Charles R. Kokesh
                                                Chief Executive Officer


Dated:   February 14, 2000             Technology Funding Ltd.
                                       A California Limited Partnership

                                       By:      /s/  Charles R. Kokesh
                                                Charles R. Kokesh
                                                Managing General Partner



Dated:   February 14, 2000            By:      /s/  Charles R. Kokesh
                                               Charles R. Kokesh

Dated:   February 14, 2000            By:      /s/  Gregory T. George
                                               Gregory T. George

Dated:   February 14, 2000            By:      /s/  Peter F. Bernardoni
                                               Peter F. Bernardoni